Exhibit 5(c)

                                    IDEX FUND

                        ADMINISTRATIVE SERVICES AGREEMENT

         This Agreement is entered into as of April 22, 1991 by IDEX MANAGEMENT, INC., a Delaware corporation ("Idex Management"), and InterSecurities, Inc. (formerly known as Idex Distributors, Inc.), a Delaware corporation (the "Distributor").

         WHEREAS, Idex Management has entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated April 22, 1991 with IDEX Fund, a Massachusetts business trust (referred to herein as the "Fund"), under which Idex Management agreed, among other things, to provide management and administrative services to the Fund.

         WHEREAS, the Advisory Agreement provides that Idex Management may engage the Distributor to furnish it with management and administrative services to assist Idex Management in carrying out certain of its functions under the Advisory Agreement.

         WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by the Distributor to Idex Management and the terms and conditions under which such services will be rendered.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1. SERVICES OF THE DISTRIBUTOR. The Distributor shall provide executive and management services to Idex Management and the Fund. Subject to the overall supervision of Idex Management and the Fund, the Distributor shall furnish to the Fund the services of executive and administrative personnel to supervise the performance of all administrative, recordkeeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Fund other than the investment function, and shall supervise and coordinate the Fund's Custodian and its Transfer Agent and monitor their services to the Fund. The Distributor shall also assist Idex Management and the Fund in maintaining communications and relations with shareholders of the Fund, answer shareholder inquiries or supervise such activity by the Fund's transfer agent, assist in preparation of reports to shareholders of the Fund and prepare sales literature promoting sale of the Fund shares as requested by Idex Management and the Fund. The Distributor shall provide the Fund with necessary office space, telephones and other communications facilities. Upon the request of Idex Management, the Distributor shall also perform such administrative and clerical functions, including recordkeeping and bookkeeping functions, daily pricing of the Fund shares and preparation of reports and returns, as Idex Management reasonably requests; provided that Idex Management shall reimburse the Distributor at least monthly for all costs and expenses reasonably incurred by the Distributor in connection with the performance of such functions.

         2. OBLIGATIONS OF IDEX MANAGEMENT. Idex Management shall have the following obligations under this Agreement:

         (a) to provide the Distributor with access to all information, documents and records of and about the Fund that are necessary to permit the Distributor to carry out its functions and responsibilities under this Agreement;

         (b) to furnish the Distributor with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and with copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange;

         (c) to compensate the Distributor for its services under this Agreement by the payment of fees equal to (i) 50% of the fees received by Idex Management pursuant to Section 5 of the Advisory Agreement for services rendered by Idex Management to the Fund during the term of this Agreement, less (ii) 100% of any amount reimbursed to the Fund by Idex Management pursuant to the provisions of
Section 7 of the Advisory Agreement to the extent that such reimbursement is no greater than any amount paid by the Fund to Idex Management to reimburse Idex Management for accounting and recordkeeping services furnished to the Fund pursuant to
Section 2 of the Advisory Agreement, and 50% of any amount reimbursed to the Fund by Idex Management pursuant to the provisions of Section 7 of the Advisory Agreement to the extent that such reimbursement exceeds the aforesaid amount paid by the Fund to Idex Management. In the event that this Agreement shall be effective for only part of a period to which any such fee received by Idex Management is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to the Distributor hereunder shall be payable upon receipt by Idex Management from the Fund of fees payable to Idex Management under Section 5 of the Advisory Agreement.

         (d) the fees payable to the Distributor under paragraph (c) above shall, notwithstanding the provisions of paragraph (c), be subject to reduction as follows: If on December 31 of 1991 and each year thereafter ("Target Date") the aggregate actual net assets on that date of the Fund, IDEX II, IDEX Fund 3, IDEX Total Income Trust and any other registered investment company sponsored by Idex Management, containing the name IDEX or with respect to which Idex Management acts as investment adviser or administrator, and to which Janus Capital Corporation ("Janus Capital") provides investment advice (the "Advised Funds") are less that the applicable Target Net Assets specified in Table 1 below, then Idex Management shall pay to Janus Capital a percentage, as specified in Table 2 below, of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above.

                                     TABLE 1
                                     -------
                                                          ADVISED FUNDS
                TARGET DATE                             TARGET NET ASSETS
                -----------                             -----------------
            December 31, 1991                              $450 million
            December 31, 1992                              $700 million
            December 31, 1993 (and                         $950 million
             December 31 of each
             year thereafter)

The percentage of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above that is instead payable to Janus Capital shall be determined by the percentage that on the applicable Target Date the aggregate actual net assets of the Advised Funds are less than the applicable Target Net Assets of the Advised Funds ("Shortfall of Target") in accordance with Table 2 below:

                                     TABLE 2
                                     -------
            SHORTFALL OF TARGET                         PERCENTAGE OF NET FEE
            -------------------                         ---------------------
                 5% - 10%                                         10%
              Over 10% - 20%                                      20%
              Over 20% - 30%                                      30%
                 Over 30%                                         40%

               No fees shall be payable to Janus Capital and no reduction in the fees payable to the Distributor under this paragraph (d) shall be made for any year if, for the five-year period ending December 31 of the preceding year, the respective total returns of a majority of the Advised Funds that have the objective of investing primarily in equity securities with such a five-year record (and with respect to which Janus Capital shall have provided investment advice for all of such five years and for the then current year) are not in the top one-third of their respective fund categories as determined by Lipper Analytical Services, Inc. or its successor (or if no successor exists, by a mutually agreed upon statistical service).

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


      3. INVESTMENT COMPANY ACT COMPLIANCE. In performing services hereunder, the Distributor shall at all times comply with the applicable provisions of the Investment Company Act of 1940 and any other federal state securities laws.

      4. PURCHASE BY AFFILIATES. Neither the Distributor nor any of its officers or Directors shall take a long or short position in the securities issued by the Fund. This prohibition, however, shall not prevent the purchase from the Fund of shares issued by the Fund to the officers and Directors of the Distributor (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Fund's current prospectus, in accordance with Section 22 of the Investment Company Act of 1940.

      5. TERMINATION. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by Idex Management or by the Fund by giving 60 days' written notice of such termination of the Distributor at its principal place of business, provided that such termination is approved by the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended) of the Fund. This Agreement may be terminated at any time by the Distributor by giving 60 days' written notice of such termination to the Fund and Idex Management at their respective principal places of business.

      6. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940, as amended) of this Agreement.

      7. TERM. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for one year from the date hereof, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the Investment Company Act of 1940, as amended).

      8. AMENDMENTS. This Agreement may be amended only by written instrument signed by the parties hereto.

      9. PRIOR AGREEMENTS. This agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                    INTERSECURITIES, INC.

/s/ WILLIAM H. GEIGER                  By: /s/ JOHN R. KENNEY
-----------------------------              -------------------------------------
William H. Geiger, Secretary               John R. Kenney, Chairman of the Board

ATTEST:                                    IDEX MANAGEMENT, INC.

/s/ WILLIAM H. GEIGER                  By: /s/ G. JOHN HURLEY
-----------------------------              -------------------------------------
William H. Geiger, Secretary               G. John Hurley, President and Chief
                                           Executive Officer

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